As filed with the Securities and Exchange Commission on April 2, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Photon Dynamics, Inc.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	94-33007502 (IRS Employer Identification No.)
5970 Optical Court
San Jose, CA 95138
(Address of principal executive offices) (Zip Code)

2005 Equity Incentive Plan, as amended
2006 Non-Employee Directors’ Stock Incentive Plan
(Full title of the Plan)

Michael Schradle
Photon Dynamics, Inc.
5970 Optical Court
San Jose, CA 95138
(408) 226-9900
(Name, address including zip code, and telephone number,
including area code, of agent for service)

Copies to:
William M. Kelly, Esq.
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
(650) 752-2000

CALCULATION OF REGISTRATION FEE

	Proposed	Proposed
Title of	Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount of
to be	to be	Price	Offering	Registration
Registered	Registered (1)	per Share (2)	Price (2)	Fee
Common Stock, no par value per share, issuable under the 2005 Equity Incentive Plan, as amended	800,000	$12.59	$10,072,000	$310
Common Stock, no par value per share, issuable under the 2006 Non-Employee Directors’ Stock Incentive Plan	200,000	$12.59	$2,518,000	$78
TOTAL	1,000,000		$12,590,000	$388

(1)	This Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without Registrant’s receipt of consideration.

(2)	Calculated under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of the Registrant’s Common Stock on March 30, 2007, as reported by the NASDAQ Global Market.

PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference
     Photon Dynamics, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):
(a)	The Registrant’s Annual Report on Form 10-K for its fiscal year ended September 30, 2006, filed with the Commission on December 14, 2006.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended December 31, 2006, filed with the Commission on February 14, 2007.

(c)	The Registrant’s Current Reports on Form 8-K filed with the SEC on November 8, 2006, November 20, 2006, December 13, 2006, December 18, 2006, January 19, 2007, January 31, 2007, and February 26, 2007

(d)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-27234), filed with the SEC on November 14, 1995, as amended by the Registrant’s Post-Effective Amendment No. 1 to Form S-3 on Form S-1 (File No. 333-67622), filed with the SEC on May 24, 2002, including any amendments or reports filed for the purpose of updating such descriptions.
     All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not Applicable.
Item 5. Interests of Named Experts and Counsel
     Carl C. Straub Jr., who is issuing the opinion on the legality of the Registrant’s Common Stock offered hereby, is the General Counsel of the Registrant and holds Common Stock of the Registrant and employee stock options to purchase Common Stock of the Registrant.
Item 6. Indemnification of Directors and Officers
     The Registrant’s Bylaws provide that the Registrant will indemnify its directors and officers to the fullest extent not prohibited by California law. The Registrant is also empowered under its Articles of Incorporation and Bylaws to enter into indemnification contracts with its directors, officers, employees and agents and to purchase insurance on behalf of any person whom the Registrant is required or permitted to indemnify. Pursuant to this provision, the Registrant has a practice of entering into indemnity agreements with its directors and officers.

     In addition, the Registrant’s Articles of Incorporation provide that, to the fullest extent permitted by California law, its directors will not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its shareholders. This provision in the Articles of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct or knowing and culpable violations of law, that the director believes to be contrary to the best interests of the Registrant or its shareholders, involving a reckless disregard for the director’s duty to the Registrant or its shareholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its shareholders, or an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Registrant or its shareholders, for improper transactions between the director and the Registrant and for improper distributions to shareholders and loans to directors and officers or for acts or omissions by the director as an officer. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.
Item 7. Exemption from Registration Claimed
     Not Applicable.
Item 8. Exhibits

Exhibit Number	Exhibit

5.1	Opinion of Counsel.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Counsel (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page).
99.1(1)	2005 Equity Incentive Plan, as amended
99.2(2)	2006 Non-Employee Directors’ Stock Incentive Plan

(1)	Incorporated by reference to Exhibit 10.44 to Registrant’s Quarterly Report Form on Form 10-Q for the quarter ended December 31, 2006 as filed with SEC on February 14, 2007.

(2)	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K as filed with SEC on January 31, 2007.
Item 9. Undertakings
     A.      The undersigned Registrant hereby undertakes:
          (1)      to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement;
          (2)      that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)      to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B.      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C.      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification foregoing provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 2nd day of April, 2007.

PHOTON DYNAMICS, INC.
By:	/s/ Michael Schradle
	Name:	Michael Schradle
	Title:	Vice President and Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Photon Dynamics, Inc., a California corporation, do hereby constitute and appoint Jeffrey A. Hawthorne and Michael Schradle, and each one of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey A. Hawthorne Jeffrey A. Hawthorne	President, Chief Executive Officer and Director (Principal Executive Officer)	March 27, 2007

/s/ Michael Schradle Michael Schradle	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 2, 2007

/s/ Malcolm J. Thompson Malcolm J. Thompson	Chairman of the Board and Director	March 30, 2007

Director
Nicholas Brathwaite

/s/ Terry Carlitz	Director	March 27, 2007
Terry Carlitz

/s/ Michael J. Kim	Director	March 29, 2007
Michael J. Kim

/s/ Edward Rogas Jr.	Director	March 28, 2007
Edward Rogas Jr.

/s/ Curt Wozniak	Director	March 27, 2007
Curt Wozniak

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Opinion of Counsel.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Counsel (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page).
99.1(1)	2005 Equity Incentive Plan, as amended
99.2(2)	2006 Non-Employee Directors’ Stock Incentive Plan

(1)	Incorporated by reference to Exhibit 10.44 to Registrant’s Quarterly Report Form on Form 10-Q for the quarter ended December 31, 2006 as filed with SEC on February 14, 2007.

(2)	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K as filed with SEC on January 31, 2007.